1

                                            For Immediate Release
                                            ---------------------
                                            Contact: Anthony P. Costa
                                            Chairman and Chief Executive Officer
                                            Empire State Bank, N.A.
                                            (845) 451-7801


                 THE NEW FORCE IN BANKING TARGETS STATEN ISLAND
              New Empire Branch Opening Scheduled for November 13th

Newburgh, New York, November 13, 2007 - Empire State Bank ("Empire"), a wholly-owned subsidiary of ES Bancshares, Inc. (OTCBB: ESBS), today announced the planned opening of its third full-service branch office located at 284 New Dorp Lane, Staten Island, NY. The new office will begin operation on November 13th and be open for business six days a week with extended Saturday hours to accommodate the needs and busy schedules of families and businesses throughout the community. Empire's new branch opening follows the successful operation of its Staten Island Lending Center at 4459 Amboy Road for about three and a half years, which has resulted in more than $68 million in consumer and commercial loan originations to date.

The management team of the new branch includes three Staten Island banking experts and seasoned financial specialists with a combined total of more than 60 years in serving the banking needs of Staten Island businesses and families. Michele Fallo, Assistant Vice President and New Dorp Branch Manager has teamed up with two of Empire's Business Relationship Managers, Leonard J. Bosso, Vice President and Jeanne Sarno, Vice President, to serve the banking and financing needs of Empire State Bank's growing roster of clients in the Staten Island market. Commenting on the management staff of the new branch, Phil Guarnieri, Empire's President and COO, and also a Staten Island resident himself, said, "Their unique financial expertise and first-hand understanding of the Staten Island community from a grass roots perspective make them a formidable force to deliver top quality financial solutions to both area residents and companies in a manner that will surpass the capabilities of the larger, more impersonal banks."

Michelle Fallo is a Staten Island native with more than 12 years banking experience who recently joined Empire from HSBC. Len Bosso, also a Staten Island native, has been a senior member of the Staten Island financial arena for over 30 years and has built deep roots with numerous community and philanthropic organizations, including Kiwanis International and the Staten Island Chamber of Commerce. Len recently joined Empire from Richmond County Savings Bank, now a division of New York Community Bank. Jeanne Sarno, a Staten Island resident, has built a solid base of satisfied clients since she spearheaded the opening of Empire's Staten Island Lending Office in June 2004.

Grand Opening  Celebration & Ribbon Cutting Ceremony
----------------------------------------------------
A Grand Opening Celebrationfor the new branch will kick off on Friday, November 16th and run through December 20th featuring special premiums for all visitors and a Winter Get-Away Sweepstakes with a Grand Prize Trip for two to the Bahamas. The drawing for the Sweepstakes will take place on December 20, 2007.

The Ribbon Cutting Ceremony will take place on Friday, November 16th at 11:00am. In addition to Directors and Senior Officers of Empire State Bank, a number of elected officials and local dignitaries will participate in the Ribbon Cutting Ceremony at the branch, during which the bank's charitable arm, Empire StateBank Charitable Foundation, will announce a grant to the Dr. Theodore A. Atlas Foundation, Inc.

"Our continued expansion on Staten Island is the direct result of both the successful growth we've achieved here thus far, along with an increasing demand expressed by area businesses and consumers for more of Empire State Bank's style of community-focused and relationship-oriented approach to banking. We're confident that our new Staten Island branch office and its highly experienced team of financial professionals will continue to build upon our positive reputation within the community and provide greater financial options to Richmond County businesses and families," commented Tony Costa, Empire's Chairman and CEO.

About Empire State Bank
-----------------------
Empire State Bank, N.A. is a nationally chartered stock commercial bank that was founded in 2004. The Bank operates as a community-oriented institution offering a broad array of financial services to meet the needs of the communities it serves. The Bank is headquartered in the town of Newburgh in Orange County, New York and operates an additional branch in the city of New Paltz, Ulster County, New York, and two loan production offices, one in the New York City borough of Staten Island, New York, and one in the village of Lynbrook in Nassau County, New York. The Bank's deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC. For more information, visit the Bank's website at www.esbna.com.